Exhibit 99.1

Laredo Oil, Inc. Announces Agreement to Settle Litigation with A&S Minerals Development Company, LLC

AUSTIN, Texas, March 11, 2024 – Laredo Oil, Inc. (OTC Pink Sheets: LRDC), an exploration and production company (the “Company”), today announced that Lustre Oil Company LLC (“Lustre”), a wholly owned subsidiary of the Company, has entered into a mutually agreeable Settlement Agreement between Lustre, Erehwon Oil & Gas, LLC (“Erehwon”), and A&S Minerals Development Company, LLC (“ASMD”), (the “Settlement Agreement”). The confidential Settlement Agreement contains an undisclosed cash amount and settles the quiet title dispute between the parties.

According to Mark See, Chairman and CEO of the Company, “This agreement amicably settles the dispute between Lustre, Erehwon and ASMD regarding ownership of mineral rights in Valley County, Montana and provides clear title to both parties regarding their mineral rights. I feel this settlement positively resets our relationship with ASMD and we look forward to working with ASMD as we develop our mineral rights in the area.”

About Laredo Oil Inc.

Laredo Oil, Inc. (www.laredo-oil.com) is an oil exploration and production company primarily engaged in acquisition and exploration efforts for mineral properties. In addition to pursuing conventional oil recovery methods in selected oil fields, Laredo Oil plans to locate and acquire mature oil fields, with the intention of recovering “stranded” oil using enhanced recovery methods. Laredo Oil’s common stock is listed on the Pink Sheets under the symbol, “LRDC.”

Forward-Looking Statements

This press release and the statements made by Laredo Oil in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements describe Laredo Oil’s future plans, projections, strategies and expectations, and may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements. These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Laredo Oil’s SEC reports and filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Laredo Oil undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:

Bradley E. Sparks

Chief Financial Officer

Laredo Oil, Inc.

(509) 593-5139

info@laredo-oil.com